White Deer Invests $50 Million in Emerald Oil, Inc.

Denver, CO – February 4, 2013 – Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today announced it has signed a definitive agreement with White Deer Energy ("White Deer"), an energy private equity firm based in Houston and New York, to issue and sell $50 million of Perpetual Preferred Stock (“Preferred Investment”) to White Deer.

Preferred Investment

The Preferred Investment is structured as follows:

•	10% Perpetual Preferred Stock.
•	Detachable warrants, exercisable for 5,114,633 shares of Emerald common stock, attached to voting rights for approximately 19.9% (approximately 16.6% pro forma following the Preferred Investment) of Emerald’s outstanding common stock. The warrants are exercisable at $5.77 per share, the 10-day volume weighted average price of Emerald’s common stock prior to entering into the definitive agreement.
•	Upon closing the investment, Thomas J. Edelman (see Bio below), a Managing Partner at White Deer, will be added to Emerald’s board of directors, which will expand from 7 to 8 members.
•	White Deer has agreed not to enter into any short sales or hedge transactions relating to the Emerald common stock.
•	Closing and funding is scheduled to occur on February 19, 2013.
•	Johnson Rice & Company L.L.C. acted as advisor to Emerald.
•	For more information on the Preferred Investment please see the Company's 8-K when available at www.sec.gov.

Thomas J. Edelman Bio

Thomas J. Edelman, a co-founder of White Deer, will join the Emerald Board of Directors upon closing of the Preferred Investment. Prior to forming White Deer, Mr. Edelman founded or co-founded a series of independent energy companies including Snyder Oil Corporation (now part of Devon Energy), Range Resources (NYSE:RRC) and Patina Oil and Gas (now part of Noble Energy). He also co-founded Bear Paw Energy (now part of ONEOK Partners) and Bear Cub Energy (now part of Regency Energy Partners), two mid-stream companies based in Denver.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of its approximate 47,000 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Following the completion of a pending transaction to sell approximately 31,000 net acres in the Sand Wash Basin in southwest Wyoming, Emerald will hold approximately 14,000 net acres in the Sand Wash Basin in northwest Colorado, prospective for oil in the Niobrara formation, and holds approximately 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the successful closing of and the amount of proceeds from transactions; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com